Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 30, 2020

IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011

Re:       Class M Common Stock Offering

Ladies and Gentlemen:

We have acted as special outside counsel to IAC/InterActiveCorp, a Delaware corporation (“IAC”), in connection with the offer and sale of up to 17,339,035 shares of Class M common stock, par value $0.001 per share, of IAC (the “Shares”) pursuant to the automatic shelf Registration Statement on Form S-3 (File No. 333-238046) filed with the Securities and Exchange Commission (“Commission”) on May 6, 2020 (as supplemented by the Prospectus Supplement to such Registration Statement filed with the Commission on June 10, 2020, the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to or incorporated by reference therein or attached as an exhibit or schedule thereto), relating to the offer and sale of the Shares under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”), that became automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder.

In rendering the opinion contained herein, we have examined and relied on (i) the Registration Statement, (ii) the Transaction Agreement, dated as of December 19, 2019, and amended as of April 28, 2020 and June 22, 2020, by and among IAC, IAC Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of IAC, Valentine Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of IAC, and Match Group, Inc., a Delaware corporation (the “Transaction Agreement”), (iii) the Subscription Agreements, dated as of June 9, 2020 (“Subscription Agreements”), by and among IAC and the other parties signatory to each such Subscription Agreement, (iv) the certificate of incorporation and the bylaws of IAC as currently in effect, (v) certain amendments to the certificate of incorporation of IAC that have been filed with and accepted by the Secretary of State of the State of Delaware and which we have assumed will become effective in each case at the times set forth in such amendments (which we note would have the effect of changing the name of the Company to “Match Group, Inc.” and the name of the security represented by the Shares to common stock) and (vi) the form of the second amended and restated bylaws of IAC that have been adopted by the Board of Directors of the Company and which we have assumed will become effective at the Match Merger Effective Time (as defined in the Transaction Agreement). We have also examined and relied on the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter. As to questions of fact material to this opinion, with your approval, we have relied and will rely upon oral and written representations of IAC and certificates or comparable documents of public officials and of officers and representatives of IAC.

In making such examination and rendering the opinion set forth below, we have assumed without verification (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the authenticity of the originals of such documents submitted to us as certified copies; (d) the conformity to originals of all documents submitted to us as copies; (e) the authenticity of the originals of such documents; (f) that all documents submitted to us as certified copies are true and correct copies of such originals; (g) the legal capacity of all individuals executing any of the foregoing documents; and (h) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed.

In rendering the opinion set forth below, we have also assumed that the Shares will be duly authenticated by the transfer agent and registrar for the Shares and that the certificates, if any, evidencing the Shares to be issued will be manually signed by one of the authorized officers of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Shares.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, upon issuance, payment and delivery of the Shares in the manner contemplated by the Subscription Agreements and the Registration Statement, will be validly issued and fully paid and non-assessable.

This opinion is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. Furthermore, the manner in which any particular issue relating to this opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved choose to exercise the wide discretionary authority generally available to it.

We are members of the Bar of the State of New York. We have not considered, and we express no opinion as to any law other than the General Corporation Law of the State of Delaware, as in effect on the date hereof.

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of copies of this opinion letter as Exhibit 5.1 to IAC’s Current Report on Form 8-K, which will be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act. We assume no obligation to advise IAC or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz